Brent D. Fassett
+1 720 566 4025
fassettbd@cooley.com

November 24, 2020

Miragen Therapeutics, Inc.
6200 Lookout Road
Boulder, Colorado 80301
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Miragen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,810,948 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), issuable under the Viridian Therapeutics, Inc. 2020 Stock Incentive Plan (the “Plan”), including pursuant to options currently outstanding thereunder. The Plan and such outstanding options were assumed by the Company in connection with and pursuant to the terms of that certain Agreement and Plan of Merger, dated October 27, 2020, by and among the Company, Oculus Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Oculus Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Viridian Therapeutics, Inc., a Delaware corporation (the “Merger Agreement”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses, (b) the Company’s Certificate of Incorporation and Amended and Restated Bylaws, each as amended and currently in effect, (c) the Plan, (d) the Merger Agreement and (e) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com

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We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By: /s/ Brent D. Fassett
Brent D. Fassett

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com